Exhibit 10.1

September 15, 2022

Dear Biggs,

Thank you for giving us long advance notice of your future retirement. With this news, Maxar will begin a search for our next chief financial officer. We appreciate your desire to work towards an orderly transition to a new CFO and willingness to provide support following a transition. In consideration of that, we agree that if you remain CFO until the earlier of the appointment of our next CFO or March 31, 2023 and then provide transition services through March 31, 2024 as an independent consultant:

1.	You will be eligible for the 2022 short term incentive bonus and such bonus will be paid out at the same time executive management receives such amounts; and
2.

Your previously granted RSUs will continue to vest through March 31, 2024 and you will be entitled to the value of two-thirds of the PSUs awarded to you in 2022 on March 31, 2024, such amount to be paid out at the same time and on the same measurement basis as executive management receives for such amounts for the 2022 PSU grants.

Of course, payment of these amounts will require appropriate documentation, include the execution of a release similar to that already included in your existing documents. Other than the modifications described in (1) and (2) above, your current employment and change in control and severance and other compensation and benefits agreements are not modified by this letter and shall continue in full force and effect.

It has been my pleasure working together with you and I’m looking forward to what we can accomplish before you begin the next stage of your life.

Sincerely,

Maxar Technologies Inc.

/s/Daniel L. Jablonsky
Daniel L. Jablonsky
President and CEO

Agreed to by:

/s/Biggs C. Porter
Biggs C. Porter

Maxar Technologies | 1300 W. 120th Ave., Westminster, CO 80234 | maxar.com